                                                                  EXHIBIT 99.1

                        UNITED STATES BANKRUPTCY COURT
                      FOR THE SOUTHERN DISTRICT OF TEXAS
                            CORPUS CHRISTI DIVISION

IN RE:                                )
                                      )
RIGCO NORTH AMERICA, L.L.C.,          )   CASE NOS. 99-22401-C-11
FPS III, INC., FPS VI, L.L.C., and    )   THROUGH 99-22404-C-11
FPS V, INC.,                          )
                                      )   Jointly Administered Under
                                      )   CASE NO. 99-22401-C-11
     Debtors.                         )


            STIPULATION AND ORDER AUTHORIZING CONTINUED USE OF CASH
                      COLLATERAL AND ADEQUATE PROTECTION

                         -----------------------------

     RIGCO North America, L.L.C. ("RIGCO"), FPS III, INC., FPS IV, L.L.C. and FPS V, Inc., as the debtors in possession in the above-captioned proceedings (collectively, the "Debtors"), and BHF (USA) Capital Corporation, as Administrative Agent for the Lender Group referred to below (the "Agent"), enter into this Stipulation and Order authorizing the continued use of cash collateral under the terms and provisions set forth herein (the "Stipulation").

                                   RECITALS
                                   --------

     Each of the following recitals are hereby acknowledged and agreed:

     A. On August 9, 1999 (the "Petition Date"), each of the Debtors filed a voluntary petition for relief under chapter 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Court") and such proceedings were assigned the following case numbers:


           DEBTOR                               CASE NO.
           ------------------------------------------------
           RIGCO North America, L.L.C.       99-220401-C-11
           FPS III, INC.                     99-220402-C-11
           FPS VI, L.L.C.                    99-220403-C-11
           FPS V, INC.                       99-220404-C-11

(collectively, the "Bankruptcy Proceedings"). The Bankruptcy Proceedings are being jointly administered under Case No. 99-220401-C-11.

               B. On or about September 30, 1996, RIGCO, BHF-BANK Aktienzesellscheft, as predecessor in interest of the Agent, and various lenders (together with their assigns, the "Lender Group") entered into a Credit Agreement (as amended, the "Credit Agreement"). A list of all members of the Lender Group, as of December 6, 1999, is attached hereto as Annex I. As of the date hereof, none of the members of the Lender Group identified in Annex I have assigned any portion of their claims or any interest therein.

               C. Pursuant to the terms of the Credit Agreement, the Lender Group advanced loans to, and extended credit on behalf of, one or more of the Debtors (the "Obligations"). Pursuant to the Credit Agreement, the Agent was appointed agent to the Lender Group.

               D. The Lender Group holds claims against the Debtors in the amount of the Obligations and related interest and fees as provided under the terms of the Credit Agreement and through certain guarantees (the "Claims").

               E. The Lender Group holds valid, properly perfected security interest in certain property of the Debtors, including, without limitation, those certain semi-submersible offshore drilling rigs known as the FPS Laffit Pincay (including all equipment related thereto, whether offshore or onshore, the "Pincay") and the FPS Bill Shoemaker (including all equipment related thereto, whether offshore or onshore, the "Shoemaker") (collectively, the "Rigs").

               F. The Debtors are currently using cash collateral of the Lender Group pursuant to an order of the Court. Unless extended by further order of the Court, the Debtors' authorization to use the Lender Group's cash collateral will expire on January 31, 2000.

               G. The Lender Group has filed motions asking the Court (i) to convert the Chapter 11 Cases to cases under chapter 7, and (ii) to lift the automatic stay in order to allow the Lender Group to foreclose on its collateral, including the Rigs (collectively, the "Motions").

               H. Counsel for the Debtors has filed their first application for interim compensation and reimbursement of expenses (the "Application"). The Lender Group filed an objection to the Application (the "Objection").

               I. Hearings on the continued use of cash collateral, the Motions, the Application and the Objection are scheduled for February 1, 2000.

               J. The Debtors and the Lender Group have advised the Court that they have agreed to the terms of this stipulated order and the hearings have been continued and rescheduled for February 17, 2000.

               K. The Debtors and the Lender Group wish to extend the Debtors' authorization to use cash collateral and continue the hearings on the Motions and the Application, subject to the terms and conditions set forth herein, which the parties agree constitute adequate protection to the Lender Group.

                                   AGREEMENT
                                   ---------

               NOW, THEREFORE, it is stipulated and agreed:

               1. Pursuant to prior notice to interested parties, on or about January 31, 2000, the Debtors will accept an offer pursuant to a purchase agreement, letter of intent, term sheet or similar document, which either accepts the terms proposed in the term sheet submitted by the

Debtors on January 27, 2000, or is the best commercial offer to purchase the Pincay at a price equal to or greater than $27.5 million (the "Purchase Price").

               2. Within:

                  (i) five (5) business days of the acceptance of the offer referenced in the foregoing paragraph, Debtors shall file with the Bankruptcy Court a motion seeking approval of reasonable and customary proposed bankruptcy sale procedures, including the establishment of an overbid period and approval of topping fees and overbid procedures and the retention of Normarine as a broker to market the Pincay until the date of the hearing scheduled for the sale of the Pincay; provided that Normarine shall be entitled to a fee of one percent (1%) of the sale price if it produces a prospective purchaser whose bid is accepted by the Debtors and approved by the Court, and who timely closes on the sale of the Pincay at the approved bid price; and further provided that Normarine shall not be entitled to any fee if the Pincay is sold to Atwood Oceanics, ATCO Frontec Offshore, Inc., Rigco Canada, Ltd. or any of their affiliates; and

                  (ii) twenty-one (21) days after the acceptance of the offer referenced in paragraph 1, the Debtors shall enter into a binding purchase agreement acceptable in form and substance to the Lender Group (the "Purchase Agreement") committing the Debtors to sell the Pincay for the Purchase Price, subject to the approval of the Bankruptcy Court, and shall file a motion seeking approval of the proposed sale of the Pincay pursuant to the terms of the Purchase Agreement.

               3. At the time of the filing of the motions set forth in paragraph 2 above the Debtors shall use their best efforts to obtain (i) a hearing on the proposed sale procedures on

February 17, 2000 (ii) a hearing on the proposed sale on March 20, 2000, and
(iii) the closing of the sale of the Pincay on or before March 31, 2000, whether pursuant to the Purchase Agreement or any other agreement approved by the Bankruptcy Court.

               4. The terms of the Purchase Agreement, or any subsequent purchase agreement approved by the Bankruptcy Court, shall provide that the sale of the Pincay will close on or before March 31, 2000, assuming all conditions precedent to the closing as set forth in the Purchase Agreement have been satisfied.

               5. Upon the sale of the Pincay, the Debtors shall promptly pay to the Lender Group, the entire amount of sale proceeds realized from such sale after deduction for customary and reasonable expenses, costs and fees associated with the sale.

               6. On or before March 31, 2000, the Debtors will accept a proposal pursuant to a purchase agreement, letter of intent, term sheet or similar document, acceptable in form and substance, to the Lender Group, including a customary deposit, with a creditworthy purchaser acceptable to the Lender Group (the "Purchaser") committing the Debtors to sell, and the Purchaser to purchase, the Shoemaker for a net purchase price exceeding the sum of (i) the remaining outstanding portion of the Lender Group's secured claim at that time, and (ii) the outstanding portion of the post-petition loan described in the next paragraph. The purchase agreement, letter of intent, term sheet or similar document must provide that the sale of the Shoemaker will close by no later than June 30. In order to consummate such a sale the Debtors will file similar pleadings as those specified in paragraph 2 above, including a provision for continued use of cash collateral to the extent available and the provision of the DIP Loan as specified in paragraph 7 below.

               7. If the Debtors fulfill the conditions of the foregoing paragraph 6 within the time period set forth therein, on or before April 30, 2000 some or all of the Lender Group will make a post-petition loan of up to $1.6 million (the "DIP Loan") to the Debtors to fund the operating budget set forth on Exhibit "A" hereto (the "Budget"). The DIP Loan shall mature and become fully due and payable on July 15, 2000. The DIP Loan shall have customary terms and conditions and bear a rate of interest of Prime Rate plus two percent (2%), payable monthly; provided, however, that the default rate of interest under the DIP Loan shall equal the default rate of interest under the Credit Agreement. All reasonable fees and expenses of the Lender Group relating to the DIP Loan, including without limitation the preparation, collection or enforcement thereof, shall be paid by the Debtors. The Debtors' obligations under the DIP Loan shall be secured by a lien on all of the Debtors' assets, which lien shall be senior to any other liens on or security interests in any of the assets of the Debtors. Moreover, the Debtors obligations to the Lender Group under the DIP Loan shall constitute a "super-priority" administrative expense of the Debtors having priority over all other administrative expenses of the Debtors pursuant to section 364(c)(1) of the Bankruptcy Code, subject to a carve out for administrative expenses not to exceed $250,000; provided, however, that no fees or expenses incurred by the Debtors or its professional in connection with challenging any claims or liens of the Lender Group or drafting, promoting or pursuing a plan of reorganization inconsistent with the terms of this stipulation and order shall be included in such carve out. The Debtors may use the proceeds of the DIP Loan only to pay such expenses set forth in the Budget.

               8. If the Debtors do not fulfill the conditions of paragraph 6 above within the time period set forth therein, the Lender Group shall be under no obligation to make the DIP Loan.

               9. Proceeds from the sale of the Shoemaker shall be used first to pay off the Debtors' obligations under the DIP Loan, and second to pay off all secured obligations owed to the Lender Group under the Credit Agreement.

               10. To the extent the Lender Group holds allowed unsecured claims against the Debtors, such allowed unsecured claims shall be paid pro rata with other allowed unsecured claims against the Debtors, pursuant to a plan of reorganization or as otherwise authorized by the Bankruptcy Court.

               11. Immediately upon approval of this Stipulation by the Bankruptcy Court, (a) the Debtors shall pay to the Lender Group the amount of $2 million, which payment shall reduce the amount of the Lender Group's secured Claim, and (b) the Debtors and the Lender Group shall submit an agreed order to the Bankruptcy Court authorizing the Debtors' continued use cash collateral through March 31, 2000 in accordance with the Budget; provided, however, that the authorization to use cash collateral shall immediately terminate if the Debtors have not performed such actions as contemplated in paragraph 2 above within the time period required.

               12. All payments to be made to the Lender Group under this Stipulation shall be applied by the Lender Group first to outstanding fees and expenses, second to outstanding interest, and third to outstanding principal obligations arising under the Credit Agreement or DIP Loan, as applicable.

               13. As of February 1, 2000, the outstanding balance owed by the Debtors to the Lender Group in under the Credit Agreement was $63,827,138.26, plus accrued and unpaid fees and expenses (which the Lender Group estimates not to exceed $110,000 as of February 1, 2000).

               14. Absent new debt or equity financing supplied or obtained by the Debtors, the sale of the Rigs pursuant to the terms set forth herein are necessary and integral to any plan of reorganization to be confirmed in these Bankruptcy Proceedings; accordingly, pursuant to sections 1146(c) and 105(a) of the Bankruptcy Code, the sale and transfer of the either or both of Rigs, and the making, execution, delivery, recordation or modification of any instrument of transfer or assignment in connection with either or both such transactions shall not be subject to taxation under any federal, state or local stamp, transfer or similar tax.

                    WHEREFORE, the parties hereby respectfully request that the Bankruptcy Court enter this Stipulation and Order.


Dated: Houston, Texas
       February 8, 2000

                                         /s/ HARRY A. PERRIN
                                         -------------------
                                         Harry A. Perrin
                                         J. Hayden Kepner, Jr.
                                         WEIL, GOTSHAL & MANGES LLP
                                         700 Louisiana, Suite 1600
                                         Houston, Texas 77002-2784
                                         Telephone: (713) 546-5000
                                         Telecopy:  (713) 224-9511


                                         ATTORNEYS FOR LEHMAN COMMERCIAL PAPER
                                         INC.; SYNDICATED LOAN FUNDING TRUST;
                                         BHF (USA) CAPITAL CORPORATION;
                                         HIBERNIA NATIONAL BANK; MERRILL LYNCH
                                         PRIME RATE PORTFOLIO BY MERRILL LYNCH
                                         ASSET MANAGEMENT L.P.; MERRILL LYNCH
                                         SENIOR FLOATING RATE FUND, INC.;
                                         MERRILL LYNCH DEBT STRATEGIES
                                         PORTFOLIO BY MERRILL LYNCH ASSET
                                         MANAGEMENT L.P.; SENIOR HIGH INCOME
                                         PORTFOLIO, INC.; AND VAN KAMPEN
                                         AMERICAN CAPITAL PRIME RATE INCOME
                                         TRUST


Dated: Houston, Texas
       February 8, 2000

                                  /s/ JAN M. ABELL w/Permission by Hayden Kepner
                                  ----------------------------------------------
                                  H. Rey Stroube III
                                  Jan M. Abell
                                  AKIN, GUMP, STRAUSS, HAUER &
                                    FELD, L.L.P.
                                  Pennzoil Place -- South Tower
                                  711 Louisiana, Suite 1900
                                  Houston, TX 77002
                                  Telephone: (713) 220-5800
                                  Telecopy: (713) 236-0822

                                  ATTORNEYS FOR DEBTORS



SO ORDERED this ______ day
of _______________ , 2000.


_______________________________
United States Bankruptcy Judge

                                    ANNEX I


                  LIST OF LENDER GROUP AS OF JANUARY 31, 2000
                  -------------------------------------------

Name of Lender
--------------

Lehman Commercial Paper Inc.
Syndicated Loan Funding Trust
BHF (USA) Capital Corporation
Hibernia National Bank
Merrill Lynch Prime Rate Portfolio
Merrill Lynch Senior Floating Rate Fund, Inc.
Merrill Lynch Debt Strategies Portfolio
Senior High Income Portfolio, Inc.
Van Kampen American Capital Prime Rate Income Trust

RIGCO North America, L.L.C.
FPS VI, L.L.C.
Includes Interest on Secured Debt @ Default Interest Rate Effective February 1, 2000

Sale of Laffit Pincay and Paydown of Principal for $28.0 Million Effective April 15, 2000


                                                      August         September          October        November          December
                                                    ---------        ---------         ---------      ----------        ----------
Revenue from Sedco charter-Husky Contract           2,212,609        2,960,729
Revenue from Sedco charter-Husky N-30 well                                             1,480,426         977,372           629,828
Revenue from November 1998 Shell contract                            1,968,182
Net de-MOB from Husky contract-
  Canada stack                                                                                                           1,119,706

                                                    ---------        ---------         ---------      ----------        ----------
Total Revenue                                       2,212,609        4,928,911         1,480,426         977,372         1,749,534
                                                    ---------        ---------         ---------      ----------        ----------

Direct Management Costs
Salary                                                (36,250)         (36,250)          (36,250)        (36,250)          (36,250)
Benefits


Stacking Costs-Laffit Pincay
Salary-Rig Crew                                       (72,980)         (72,980)          (72,980)        (72,980)          (72,980)
Benefits                                              (24,112)         (14,340)          (27,980)        (30,962)          (13,767)
Employee travel costs                                    (403)         (12,115)           (2,444)         (3,528)           (3,873)
Catering                                              (25,339)         (15,738)          (11,975)        (12,719)          (14,165)
Maintenance                                           (20,170)         (64,597)          (23,828)        (62,474)          (68,975)
Shipyard-docking fee                                  (13,250)         (35,856)                0         (12,960)          (13,441)
Shipyard-Shore Power                                        0          (38,707)                0               0           (14,053)
Shipyard-Telephone                                       (163)               0                 0               0                 0
Shipyard-Potable Water                                      0             (131)                0               0                 0
Shipyard-Sewage Disposal                                    0                0                 0               0                 0


Stacking Costs-Bill Shoemaker
One-time initial stack costs (boats,
   cranes, mooring costs)                                                                                                  (45,976)
Salary-Rig Crew                                                                                          (12,266)          (49,674)
Benefits                                                                                                    (920)             (674)
Employee travel costs                                                                    (32,411)        (21,973)           (9,649)
Catering                                                                                                       0           (19,393)
Maintenance                                                                                                 (200)          (61,582)
Shipyard-docking fee                                                                                           0                 0
Shipyard-Shore Power                                                                                           0                 0
Shipyard-Telephone                                                                                             0                 0
Shipyard-Potable Water                                                                                         0                 0
Shipyard-Sewage Disposal                                                                                       0                 0
Additional miscellaneous expense                                       (17,000)          (17,000)        (17,000)          (17,000)
Insurance                                             (60,664)                           (24,845)       (165,300)          (42,061)
                                                    ---------        ---------         ---------      ----------        ----------
Total Stacking Costs and Insurance                   (217,081)        (271,464)         (213,463)       (413,282)         (447,263)
                                                    ---------        ---------         ---------      ----------        ----------
Other Cash requirements
G&A per Management Agreement                          (72,852)         (42,000)         (125,000)       (125,000)         (125,000)
U.S. Trustee fees                                                                         (4,500)         (1,250)
Canadian flag study
Engineering studies for FPS conversions                                                                 (121,000)
Professional fees
Sale of Laffit Pincay
Sales Commission on Pincay Sale
Payment to Secured Lenders
ABS requirements-Laffit Pincay
Interest income                                                          6,078            25,942          27,348             3,908
Interest on Secured Debt                                              (500,000)         (500,000)       (500,000)         (500,000)
                                                    ---------        ---------         ---------      ----------        ----------
Total Costs                                          (289,933)        (807,386)         (817,021)     (1,133,184)       (1,068,355)
                                                    ---------        ---------         ---------      ----------        ----------


Net Proceeds                                        1,922,676        4,121,525           663,405        (155,812)          681,179
                                                    =========        =========         =========      ==========        ==========

Beginning of Month Cash                                24,568        1,947,244         6,068,769       6,732,174         6,576,362
Increase (Decrease)                                 1,922,676        4,121,525           663,405        (155,812)          681,179
                                                    ---------        ---------         ---------      ----------        ----------
End of Month Cash                                   1,947,244        6,068,769         6,732,174       6,576,362         7,257,541
                                                    =========        =========         =========      ==========        ==========

                                                January       February          March          April           May         June
                                              ----------     ----------      ----------     ----------      ---------    ---------
Revenue from Sedco charter-Husky Contract
Revenue from Sedco charter-Husky N-30 well
Revenue from November 1998 Shell contract
Net de-MOB from Husky contract-
  Canada stack

                                              ----------     ----------      ----------     ----------      ---------    ---------
Total Revenue                                          0              0               0              0              0            0
                                              ----------     ----------      ----------     ----------      ---------    ---------

Direct Management Costs
Salary                                           (36,250)       (36,250)        (36,250)       (36,250)       (36,250)     (36,250)
Benefits                                         (13,574)       (13,574)        (13,574)       (13,574)       (13,574)     (13,574)


Stacking Costs-Laffit Pincay
Salary-Rig Crew                                  (72,980)       (72,980)        (72,980)       (36,490)
Benefits                                         (40,832)       (28,332)        (28,332)       (14,166)
Employee travel costs                             (4,000)        (4,000)         (4,000)        (2,000)
Catering                                         (16,800)       (16,800)        (16,800)        (8,400)
Maintenance                                      (60,000)       (60,000)        (60,000)       (30,000)
Shipyard-docking fee                             (13,250)       (13,250)        (13,250)        (6,625)
Shipyard-Shore Power                             (13,500)       (13,500)        (13,500)        (6,750)
Shipyard-Telephone                                (1,500)        (1,500)         (1,500)          (750)
Shipyard-Potable Water                              (500)          (500)           (500)          (250)
Shipyard-Sewage Disposal                            (500)          (500)           (500)          (250)

Stacking Costs-Bill Shoemaker
One-time initial stack costs (boats,
   cranes, mooring costs)                                       (30,000)
Salary-Rig Crew                                  (66,900)       (66,900)        (66,900)       (66,900)       (66,900)     (66,900)
Benefits                                         (15,000)       (15,000)        (15,000)       (15,000)       (15,000)     (15,000)
Employee travel costs                             (5,000)        (5,000)         (5,000)        (5,000)        (5,000)      (5,000)
Catering                                         (20,000)       (20,000)        (20,000)       (20,000)       (20,000)     (20,000)
Maintenance                                      (60,000)       (60,000)        (60,000)       (60,000)       (60,000)     (60,000)
Shipyard-docking fee                             (13,250)       (13,250)        (13,250)       (13,250)       (13,250)     (13,250)
Shipyard-Shore Power                             (10,000)       (10,000)        (10,000)       (10,000)       (10,000)     (10,000)
Shipyard-Telephone                                (1,500)        (1,500)         (1,500)        (1,500)        (1,500)      (1,500)
Shipyard-Potable Water                              (500)          (500)           (500)          (500)          (500)        (500)
Shipyard-Sewage Disposal                            (500)          (500)           (500)          (500)          (500)        (500)
Additional miscellaneous expense                 (17,000)       (17,000)        (17,000)       (17,000)       (17,000)     (17,000)
Insurance                                        (42,062)       (42,062)        (42,062)       (42,062)       (42,062)     (41,667)
                                              ----------     ----------      ----------     ----------      ---------   ----------
Total Stacking Costs and Insurance              (475,574)      (493,074)       (463,074)      (357,393)      (251,712)    (251,317)
                                              ----------     ----------      ----------     ----------      ---------   ----------
Other Cash requirements
G&A per Management Agreement                    (125,000)      (125,000)       (125,000)      (125,000)      (125,000)    (125,000)
U.S. Trustee fees                                 (8,250)                                       (8,250)
Canadian flag study                              (24,500)
Engineering studies for FPS conversions          (79,000)
Professional fees                                              (150,000)       (150,000)
Sale of Laffit Pincay                                                                       28,000,000
Sales Commission on Pincay Sale                                                               (280,000)
Payment to Secured Lenders                                   (2,000,000)                   (27,720,000)
ABS requirements-Laffit Pincay                                 (175,000)       (175,000)
Interest income                                   35,940         24,325          10,116          3,795              0            0
Interest on Secured Debt                        (500,000)      (633,511)       (677,202)      (519,880)      (397,218)    (384,404)
                                              ----------     ----------      ----------     ----------      ---------   ----------
Total Costs                                   (1,176,384)    (3,552,261)     (1,580,160)    (1,006,728)      (773,930)    (760,721)
                                              ----------     ----------      ----------     ----------      ---------   ----------


Net Proceeds                                  (1,176,384)     3,552,261      (1,580,160)    (1,006,728)      (773,930)    (760,721)
                                              ==========     ==========      ==========     ==========      =========   ==========

Beginning of Month Cash                        7,257,541      6,081,157       2,528,896        948,736        (57,992)    (831,922)
Increase (Decrease)                           (1,176,384)    (3,552,261)     (1,580,160)    (1,006,728)      (773,930)    (760,721)
                                              ----------     ----------      ----------     ----------      ---------   ----------
End of Month Cash                              6,081,157      2,528,896         948,736        (57,992)      (831,922)  (1,592,643)
                                              ==========     ==========      ==========     ==========      =========   ==========

                            CERTIFICATE OF SERVICE
                            ----------------------

     I hereby certify that a true copy of the foregoing Stipulation and Order was served on the following persons, by facsimile, on the 8th day of February, 2000.



                                             /s/ ELISE FRIEDMAN
                                             ------------------

Diane Livingstone
Office of the United States Trustee
515 Rusk Avenue, Suite 3516
Houston, Texas 77002
Telephone: (713) 718-4662
Facsimile: (713) 718-4670

Wendy K. Laubach
Solar & Fernandes
2800 Post Oak Blvd., Suite 6400
Houston, Texas 77056
Telephone: (713) 729-7421
Facsimile: (650) 373-2649